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                                                                     Exhibit 4.4

                               SECURITY AGREEMENT
                               ------------------

           This SECURITY AGREEMENT ("Security Agreement") is made this 9th. day of May 2002, by and between JOAN P. WILLIAMS AND C. ALAN WILLIAMS (together, "Williams"), and VILLAGEEDOCS, a California corporation ("VillageEDOCS").

                              W I T N E S S E T H:

           WHEREAS, Williams has advanced $2,039,245.20 which $2,039,245.20 is evidenced by certain Unsecured Convertible Promissory Notes that have been extended, modified, and additionally secured by that certain Promissory Note Modification Agreement dated May 9, 2002;

           WHEREAS, VillageEDOCS desires to induce Williams to provide new debt financing to satisfy general working capital obligations;

           WHEREAS, Williams has offered to provide VillageEDOCS with up to $610,000 in debt financing during 2002;

           WHEREAS, Williams desires to retain its security interest in the assets of VillageEDOCS including, without limitation, all software, intellectual property, contracts, equipment, inventory, accounts receivable and general intangibles (collectively the "Collateral"), to secure payment of past and future advances;

           WHEREAS, Williams has agreed to the extension to October 31, 2005 of the due dates of Unsecured Convertible Promissory Notes as modified by the Promissory Note Modification Agreements in the aggregate principal amount of $2,039,245.20 formerly due between May 31, 2002 and October 31, 2003 in consideration for the receipt of such security interest; and

           WHEREAS, Williams and VillageEDOCS wish to enter into the Security Agreement to evidence such security interest in the Collateral to secure said payments and obligations.

           NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

           1.   Recitals.  The above recitals are true and correct and are
                --------
incorporated herein by reference.

           2.   Security Interest. VillageEDOCS hereby agrees that Williams has
                -----------------
a security interest in all of VillageEDOCS right, title and interest in and to the following Collateral:

                (a)  Equipment. In addition to the definition of "Equipment"
                     ---------
                     contained in the Uniform Commercial Code (UCC), all equipment and all other tangible assets of VillageEDOCS of any kind and description, and wherever located, together with all parts, accessories and attachments and all replacements therefor.

                (b)  Furniture and Fixtures. All furniture and fixtures of
                     ----------------------
                     VillageEDOCS of any kind and description, wherever located, together will all parts, accessories and attachments and all replacements therefor.

                (c)  Inventory. In addition to the definition of "Inventory"
                     ---------
                     contained in the UCC, all of VillageEDOCS' inventory and any agreements for lease or license of same and rentals, license fees or royalties therefrom, software and general intangibles (including, but not limited to, goodwill, patents and trademarks), wherever located.

                (d)  Accounts. In addition to the definition of "Accounts" in
                     --------
                     the UCC, any and all obligations of any kind at any time due and/or owing to VillageEDOCS and all

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                     rights of VillageEDOCS to receive payment or any
                     consideration (whether classified under the UCC of the State of California or any other state as accounts, accounts receivable, contract rights, chattel paper, general intangibles, or otherwise) including without limitation, invoices, contract rights, accounts receivable, general intangibles, chooses-in-action, notes, drafts, acceptances, instruments and all other debts, obligations and liabilities in whatever form owing to VillageEDOCS from any person, firm, governmental authority, corporation or any other entity, all security therefor, and all VillageEDOCS' rights to goods sold (whether delivered, undelivered, in transit or returned).

                (e)  Trademarks, Etc. All trademarks and service marks now held
                     ---------------
                     by VillageEDOCS, both those that are registered with the United States Patent and Trademark Office and any unregistered marks used by VillageEDOCS in the United States; and trade dress, including logos and designs, in connection with which any such marks are used, together with all registrations regarding such marks and the rights to renewals thereof, and the goodwill of the business of VillageEDOCS symbolized by such marks.

                (f)  Copyrights.  All copyrights now held by VillageEDOCS.
                     ----------

                (g)  Proprietary Information, Computer Software and Data,
                     ----------------------------------------------------
                     Proprietary Software Products, Etc. All proprietary
                     -----------------------------------
                     information, work product, material and trade secrets of VillageEDOCS with respect to VillageEDOCS' business and all proprietary computer software programs, including the source code version thereof, and the information contained therein and all intellectual property rights with respect thereto.

                (h)  Claims, Liens, Insurance, Documents and Data. Any claims of
                     --------------------------------------------
                     VillageEDOCS against third parties for loss or damage to, or destruction of, any and all of the foregoing, all guarantees, security and liens for payment of any account receivable and documents of title, policies, certificates of insurance, insurance proceeds, securities, chattel paper, and other documents and instruments evidencing or pertaining thereto, and all files, correspondence, computer programs, tapes, disks and related data processing software transferred by VillageEDOCS, or in which VillageEDOCS had an interest, which contain information identifying any one or more of the items referred to in (a) through (g) above.

                (i)  Proceeds. (i) any and all proceeds of any insurance,
                     --------
                     indemnity, warranty or guaranty payable to VillageEDOCS from time to time with respect to any of the Collateral;
                     (ii) any and all payments, in any form whatsoever, made or due and payable to VillageEDOCS from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority); and (iii) any claim of VillageEDOCS against third parties for past, present or future infringement or dilution of any proprietary rights or intellectual property or for injury to the goodwill associated with any proprietary rights or intellectual property under any patent or trademark license with respect to any of the Collateral.

           3.   Covenants. VillageEDOCS covenants and agrees that, until payment
                ---------
in full of the indebtedness owed by VillageEDOCS to Williams, VillageEDOCS will:

                (a) not sell, assign or otherwise dispose of the Collateral except in the ordinary course of business and provided that nothing in this
Section 4 shall prevent VillageEDOCS from licensing the Collateral with the prior written consent of Williams, which consent shall not be unreasonably withheld;

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                (b)  do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and all rights and privileges necessary for the proper conduct of its business, and comply with all requirements of all applicable laws and all rules, regulations and orders of all regulatory agencies and authorities having jurisdiction over it;

                (c) strictly perform and observe all agreements, warranties, covenants and conditions of this Security Agreement;

                (d) not further encumber the Collateral without the express written consent of the Williams;

                (e)  keep the Collateral fully insured, where applicable;

                (f)  not do anything to impair the value of the Collateral; and

                (g) pay all taxes, where applicable, with respect to the Collateral when due.

           4.   Inspection of Records. VillageEDOCS shall permit Williams and
                ---------------------
its agents to inspect, examine, and make extracts or copies of VillageEDOCS' financial records at all reasonable times with prior reasonable advance notice. VillageEDOCS shall furnish to Williams and its agents any additional information Williams may reasonably request. VillageEDOCS shall cooperate with Williams and its agents and honor all reasonable requests of Williams and its agents in effecting the inspection described above.

           5.   Cooperation. VillageEDOCS shall execute all documents and do all
                -----------
such other acts as Williams may reasonably request in order to perfect Williams' security interest hereunder, specifically including execution of a Form UCC-1 Financing Statement. Williams shall file a Form UCC-3 termination statement upon full payment of the indebtedness.

           6.   Representations and Warranties. VillageEDOCS represents and
                ------------------------------
warrants that (i) the execution, delivery and performance of this Security Agreement has been duly authorized by all necessary corporate actions of VillageEDOCS; and (ii) it has full power and authority to execute this Agreement; (iii) it shall not transfer or otherwise dispose of the Collateral except in the ordinary course of VillageEDOCS' business; and (iv) it shall not do anything to impair the value of the Collateral or the security interest granted hereunder.

           7.   Events of Default. The term "Event of Default" as used herein
                -----------------
shall mean the occurrence and continuation of any one or more of the following events:

                (a) A default in the payment of any amounts due and payable by VillageEDOCS to Williams;

                (b) Failure of VillageEDOCS to promptly and faithfully pay, observe and perform when due any of the obligations set forth in this Agreement, which failure continues for ten (10) days after receipt of written notice thereof from Williams;

                (c)  If VillageEDOCS shall:

                     (i).   file a petition for liquidation in bankruptcy; or

                     (ii). be subject to liquidation pursuant to a petition in bankruptcy filed against it.

                     (iii). be in default or receive notice of default under any other promissory note, evidence of indebtedness or any agreements and such defaults are not cured by VillageEDOCS within ten (10) days of VillageEDOCS receiving notice of such default.

           8.   Remedies. Upon an Event of Default which remains uncured for a
                --------
period of ten (10) days after written notice is received by VillageEDOCS, Williams shall be granted immediate access and

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shall have a perpetual license to use for no additional consideration the proprietary computer software programs of VillageEDOCS including the object code, source code and all maintenance items and enhancements thereof. Additionally, Williams shall available to it all other rights and remedies at law, including Uniform Commercial Code as adopted in the State of California or an equity.

           9.   Waivers. VillageEDOCS expressly consents that the time for all
                -------
payments owed to Williams may be extended by Williams and further consents that the Collateral or any part thereof may be released by Williams without in any way modifying, altering, releasing, affecting or limiting the liability of VillageEDOCS to Williams.

           10.  Attorneys' Fees. In the event of a dispute hereunder, the
                ---------------
prevailing party shall be entitled to all costs, including without limitation, all attorneys' fees, court costs and costs of appeal, and hourly fees of legal assistants working under the supervision of an attorney.

           11.  Miscellaneous.
                -------------

                (a) This Agreement shall be construed in accordance with the laws of the State of California.

                (b) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

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           IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed as of the day and year first above written.


VILLAGEEDOCS,
a California corporation


By:  /s/ K. Mason Conner
     ---------------------------------------------
Name:    K. Mason Conner
     ---------------------------------------------
Title: President and Chief Executive Officer
      --------------------------------------------


WILLIAMS

 /s/ Joan P. Williams
--------------------------------------------------
                 Joan P. Williams

 /s/ C. Alan Williams
-----------------------------------------------------
                 C. Alan Williams

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